
                                                                                                                          Exhibit 12
                                                                                                                          ----------







                                                         FEDERATED DEPARTMENT STORES, INC.
                                               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (a)
                                                        (in thousands, except ratio data)



                                              For the 26 Weeks Ended July 29, 1995        For the 52 Weeks Ended January 28, 1995
                                            ---------------------------------------  -----------------------------------------------
                                                     Historical
                                            ---------------------------
                                                                                    Historical     Proforma    Historical
                                            Federated     Broadway    Pro Forma     Federated     Federated     Broadway   Pro Forma
                                            ----------    --------    ---------     ----------   -----------   ----------  ---------

 Income (loss) before income taxes         $ (188,121)   $ (80,746)   $ (263,392)   $  331,284    $ 167,756    $ (37,210)  $ 154,559
 Add: Portion of rents
           representative of
           the interest factor                 64,169        8,950        73,119        71,109      128,338       18,850     147,188
        Interest expense                      223,558       62,499       261,686       262,115      465,217      100,904     535,621
                                              -------       ------       --------     -------       -------      -------     -------
 Adjusted income (loss)                    $   99,606    $  (9,297)   $   71,413    $  664,508    $ 761,311    $  82,544   $ 837,368
                                           ==========    ==========   ===========   ==========    ==========   =========   =========


 Fixed Charges:
        Interest expense                   $  223,558    $  62,499    $  261,686    $  262,115    $  465,217   $ 100,904   $ 535,621

        Capitalized interest                      686          514         1,200           447           447       2,812       3,259
        Portion of rents
           representative of the
           interest factor                     64,169        8,950        73,119        71,109       128,338      18,850     147,188
                                               ------        -----        ------        ------       -------      ------     -------
 Total fixed charges                       $  288,413    $  71,963    $  336,005    $  333,671    $  594,002   $ 122,566   $ 686,068
                                           ==========    =========    ==========    ==========    ==========   =========   =========

 Ratio of earnings to fixed charges                  -            -             -         1.99x         1.28x         -        1.22x

 Deficiency of earnings to fixed charges   $  188,807    $  81,260    $  264,592           -             -     $  40,022           -


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(a)     For the purposes of determining the ratio or deficiency of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges (excluding interest capitalized). Fixed charges represent interest incurred, amortization of debt expense, and that portion of rental expense on operating leases deemed to be equivalent of interest.